FOR IMMEDIATE RELEASE

MEDIA CONTACT:

Suzie Boland

RFB Communications Group

813.259.0345

sboland@rfbcommunications.com

Kforce Names Petitt Chief Accounting Officer

TAMPA, Fla. – (May 4, 2005) – Kforce Professional Staffing (NASDAQ:KFRC) has named Anthony B. Petitt, CPA, as chief accounting officer, responsible for oversight of external reporting to investors and other stakeholders, internal management reporting, compliance with Generally Accepted Accounting Principles (GAAP) and financial reporting requirements of the Securities and Exchange Commission (SEC) and Public Company Accounting Oversight Board (PCAOB), and design of internal controls and procedures over financial reporting.

“With his successful experience in private and public accounting, Tony is a strong addition to our finance and accounting operations,” says Joseph Liberatore, Chief Financial Officer. “His recent tenure with a large, geographically dispersed company is of particularly great value, and we’re pleased to welcome him to our team.”

A Certified Public Accountant and graduate of Wake Forest University with a bachelor of science degree in accountancy, cum laude, Petitt was previously director of accounting operations for Watkins Motor Lines, Inc., Lakeland, a national transportation carrier with more than 9000 employees and contractors and annual revenues approaching $1 billion. Prior to that he was an experienced manager with Arthur Andersen, LLP and senior vice president/CFO for LynkUs Communications, Inc., a privately held web-to-wireless application developer.

Petitt is president of the West Coast Chapter of the Florida Institute of Certified Public Accountants (FICPA) and a member of the American Institute of Certified Public Accountants. He has served on the finance committees and boards of directors of The Florida Aquarium and other local not-for-profit entities. He presents frequently at local CPE and legal seminars sponsored by the University of South Florida, FICPA and the Florida Bar Association.

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,600 staffing specialists, Kforce operates with 80 offices in 45 markets in North America. For more information, please visit our Web site at www.kforce.com.

# # #